Exhibit 99.1

NEWS RELEASE

The Andersons Announces Burchinow to Retire, Castellano to Assume General Counsel and Corporate Secretary Role

MAUMEE, Ohio, Oct. 30, 2019 /PRNewswire/ -- The Andersons, Inc. (Nasdaq: ANDE) announces that Naran U. Burchinow, senior vice president, general counsel and corporate secretary, will retire in March 2020. Christine M. Castellano will join the company and assume Burchinow's role and responsibilities effective February 3, 2020.  Burchinow will provide transition assistance until his retirement.

Castellano is the former senior vice president, general counsel, corporate secretary and chief compliance officer for Ingredion Incorporated. She was promoted to the position in 2012 after serving for 16 years in legal roles of increasing responsibility in Ingredion's and its predecessor companies' U.S. and international businesses. Prior to joining Ingredion, she was an income partner in an international law firm.

"Christine has extensive general counsel experience in the agriculture and food ingredient industries and will be an excellent addition to The Andersons," said Pat Bowe, president and CEO of The Andersons. "I am excited for her to join our leadership team."

Burchinow will retire after more than 15 years of service to The Andersons. He joined the company in his current position in 2004. Prior to joining The Andersons, he served as general counsel for several financial institutions in St. Louis and senior counsel for a Chicago bank.

"We are extremely grateful for all the work Naran has done to grow and strengthen our company," said Bowe. "He is an excellent leader and counselor and has been instrumental in helping us acquire new businesses and enter into new markets."

About The Andersons, Inc.
Founded in 1947 in Maumee, Ohio, The Andersons, Inc. (Nasdaq: ANDE) is a diversified company rooted in agriculture that conducts business in the commodity trading, ethanol, plant nutrient and rail sectors. Guided by its Statement of Principles, The Andersons strives to provide extraordinary service to its customers, help its employees improve, support its communities and increase the value of the company. For more information, please visit www.andersonsinc.com.